Exhibit 2.1

STOCK PURCHASE AGREEMENT

among

NATIONAL INVESTORS HOLDINGS, LLC
(as Buyer)

and

UNIVERSITY TITLE COMPANY
(the Company)

and

THE INDIVIDUALS LISTED ON SCHEDULE I
(as Sellers)

dated as of
October 12,2016

TABLE OF CONTENTS

§1.	Definitions		1

§2.	Purchase and Sale of Company Shares		6
	(a)	Transaction	6
	(b)	Preliminary Purchase Price	6
	(c)	Closing	6
	(d)	Deliveries at Closing	7
	(e)	Closing Statement	7

§3.	Representations and Warranties Concerning Transaction		7
	(a)	Sellers' Representations and Warranties	7
	(b)	Company Shares	8
	(c)	Buyer's Representations and Warranties	8

§4.	Representations and Warranties Concerning Company		9
	(a)	Organization, Qualification, and Corporate Power	9
	(b)	Capitalization	10
	(c)	Non-contravention	10
	(d)	Brokers' Fees	10
	(e)	Assets	10
	(f)	No Subsidiaries	10
	(g)	Financial Statements	10
	(h)	Events Subsequent to Most Recent Financial Year End	11
	(i)	Undisclosed Liabilities	12
	(j)	Legal Compliance	13
	(k)	Tax Matters	13
	(l)	Real Property	15
	(m)	Intellectual Property	16
	(n)	Tangible Assets	17
	(o)	Contracts	17
	(p)	[Reserved]	18
	(q)	Powers of Attorney	18
	(r)	Insurance	19
	(s)	Litigation	19
	(t)	Employees	19
	(u)	Employee Benefits	20
	(v)	Guaranties	22
	(w)	Environmental, Health, and Safety Matters	22
	(x)	Title Insurance Agency Business Matters	23
	(y)	Computer and Technology Security	24
	(z)	Certain Business Relationships with Company	24
	(aa)	Customers and Suppliers	24
	(bb)	Data Privacy	25
	(cc)	Disclosure	25

§5.	Pre-Closing Covenants		25
	(a)	General	25
	(b)	Notices and Consents	25
	(c)	Operation of Business	25
	(d)	Preservation of Business	26
	(e)	Full Access	26
	(f)	Notice of Developments	26
	(g)	Exclusivity	26
	(h)	Maintenance of Leased Real Property	26
	(i)	Leases	26
	(j)	Tax Matters	26

	(k)	E&O Policy	27
	(l)	Internet Domain Registration	27
§6.	Post-Closing Covenants		27
	(a)	General	27
	(b)	Litigation Support	27
	(c)	Transition	27
	(d)	Confidentiality	28
	(e)	Non-Compete Covenant	28
	(f)	Seller Release of Company	29
	(g)	Buyer Continuation of Employee Benefit Policies and Procedures	29
	(h)	Transition Bonuses	29

§7.	Conditions to Obligation to Close		30
	(a)	Conditions to Buyer's Obligation	30
	(b)	Conditions to Sellers' Obligation	32

§8.	Remedies for Breaches of This Agreement		32
	(a)	Survival of Representations and Warranties	32
	(b)	Indemnification Provisions for Buyer's Benefit	33
	(c)	Indemnification Provisions for Sellers' Benefit	34
	(d)	Matters Involving Third Parties	34
	(e)	Determination of Adverse Consequences; Limitations on Adverse Consequences	35
	(f)	Other Indemnification Provisions	35

§9.	Tax Matters		36
	(a)	Tax Indemnification	36
	(b)	Straddle Period	36
	(c)	S Corporation Status	36
	(d)	Tax Periods Ending on or before Closing Date	37
	(e)	Cooperation on Tax Matters	37
	(f)	Tax-Sharing Agreements	37
	(g)	Certain Taxes	37
	(h)	Contests	37

§10.	Termination		38
	(a)	Termination of Agreement	38
	(b)	Effect of Termination	38

§11.	Miscellaneous		38
	(a)	Nature of Sellers' Obligations	38
	(b)	Press Releases and Public Announcements	39
	(c)	No Third-Party Beneficiaries	39
	(d)	Entire Agreement	39
	(e)	Succession and Assignment	39
	(f)	Counterparts	39
	(g)	Headings	39
	(h)	Notices	39
	(i)	Governing Law	40
	(j)	Amendments and Waivers	40
	(k)	Severability	40
	(l)	Expenses	40
	(m)	Construction	41
	(n)	Incorporation of Exhibits, Annexes, and Schedules	41
	(o)	Specific Performance	41
	(p)	Submission to Jurisdiction	41

*Schedule I - Sellers

*Exhibit A - Financial Statements

*Exhibit B-1 - Forms of Seller Employment Offer Letters
*Exhibit B-2 - Form of Seller Non-Competition Agreement
*Exhibit C - Management Employees
*Exhibit C-1 - Form of Management Employee Non-Competition Agreement
*Exhibit C-2 - Form of Management Employee Retention Bonus Agreement
*Exhibit D - Key Employees
*Exhibit D-1 - Form of Key Employee Non-Competition Agreement
*Exhibit D-2 - Form of Key Employee Retention Bonus Agreement

*Annex I - Exceptions to Sellers' Representations and Warranties Concerning Transaction
*Annex II - Exceptions to Buyer's Representations and Warranties Concerning Transaction

*Disclosure Schedule - Exceptions to Representations and Warranties Concerning Company

*The filed version of this Stock Purchase Agreement omits the schedules and other attachments indicated above. The Registrant hereby agrees to furnish supplementally a copy of any omitted schedule or attachment to the Securities and Exchange Commission upon request.

STOCK PURCHASE AGREEMENT
This Stock Purchase Agreement (this “Agreement”) is entered into as of October, 12, 2016, by and among National Investors Holdings, LLC, a Texas limited liability company (“Buyer”), University Title Company, a Texas corporation (“Company”), and the individuals listed on Schedule I (each a “Seller” and collectively, “Sellers”). Buyer, Company and Sellers are referred to collectively herein as the “Parties.”
RECITALS
WHEREAS, Sellers collectively own all of the issued and outstanding shares of capital stock, par value $1.00 per share, of Company (the “Company Shares”); and
WHEREAS, Sellers wish to sell to Buyer, and Buyer wishes to buy from Sellers, all of the Company Shares, on and subject to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.
§1.Definitions.
“Abstract Plant” has the meaning set forth in §4(x) below.
“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, costs and expenses, including costs of investigation, settlement, mitigation and defense actually incurred (including expenses of (i) defending a third party claim seeking to impose an Adverse Consequence that would be subject to indemnification, (ii) asserting claims and affirmative defenses against a third party claim which claims and defenses are directly related to the subject matter of the third party claim and (iii) such reasonable offensive or other actions taken in connection with any defensive strategy, costs and expenses relating to obtaining a preliminary or permanent injunction, legal and consulting fees and alternative dispute resolution and court costs, and any interest costs or fines or penalties, in each case as incurred).
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. With respect to any natural Person, the term “Affiliate” shall also include any member of such Person’s immediate family, any family limited partnership for such Person, and any trust of which such Person is a trustee or of which such Person or any of such Person’s immediate family is a beneficiary. With respect to any trust, the term “Affiliate” shall also include any trustee or beneficiary of such trust. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.
“Affiliated Group” means any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local, or non-U.S. law.
“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.
“Buy-Sell Agreement” has the meaning set forth in §3(b) below.

“Buyer” has the meaning set forth in the preamble.
“Closing” has the meaning set forth in §2(c) below.
“Closing Date” has the meaning set forth in §2(c) below.
“Closing Date Cash” means all cash and cash equivalents of Company as of 11:59 p.m. local time at College Station, Texas on the Closing Date, determined on a consolidated basis in accordance with GAAP applied on a basis consistent with and using the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology used in the preparation of the Financial Statements. Notwithstanding anything to the contrary, Closing Date Cash shall (a) include checks and drafts deposited for the account of Company, net of any outstanding checks issued by Company, and (b) exclude the Statutory Deposit.
“Closing Date Liabilities” means any and all Liabilities of Company as of 11:59 p.m. local time at College Station, Texas on the Closing Date, including, without limitation, unpaid vendor invoices, unpaid wages and employee bonuses, employee health insurance and other employee benefits, and notes payable. Notwithstanding anything to the contrary, Closing Date Liabilities shall specifically exclude items which do not meet normal criteria for recognition as a liability under GAAP as of 11:59 p.m. on the Closing Date. Notwithstanding the foregoing, Closing Date Liabilities shall include (a) any Transaction Expenses for which Company is liable to the extent not identified and paid at Closing, (b) the Performance Bonus Fund Amount and (c) the Profit Sharing Contribution.
“Closing Statement” has the meaning set forth in §2(e) below
“Closing Net Cash” means (a) the Closing Date Cash of Company minus (b) the Closing Date Liabilities of Company, each calculated on a consolidated basis as of the Closing Date. Closing Net Cash shall be calculated in accordance with GAAP applied on a basis consistent with and using the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology used in the preparation of the Financial Statements.
“Closing Net Cash Target” means zero.
“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code §4980B and of any similar state law.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the preamble.
“Company Shares” has the meaning set forth in the recitals.
“Confidential Information” means any information concerning the business and affairs of the Company that is not already generally available to the public.
“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements.
“Data Laws” means laws, regulations, guidelines, and rules in any jurisdiction (federal, state, local, and non-U.S.) applicable to data privacy, data security, and/or personal information, including the Federal Trade Commission’s Fair Information Principles, as well as industry standards applicable to Company.
“Disclosure Schedule” has the meaning set forth in §4 below.

“E&O Policy” has the meaning set forth in §5(k) below.
“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA §3(3)) and any other employee benefit plan, program or arrangement of any kind.
“Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).
“Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).
“Environmental, Health, and Safety Requirements” means, whenever in effect, all federal, state, local, and non-U.S. statutes, regulations, ordinances, and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations, and all common law concerning public health and safety, worker health and safety, pollution, or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, exposure to, or cleanup of any hazardous materials, substances, wastes, chemical substances, mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, odor, mold, or radiation.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means each entity that is treated as a single employer with Company for purposes of Code §414.
“Fiduciary” has the meaning set forth in ERISA §3(21).
“Financial Statements” has the meaning set forth in §4(g) below.
“FIRPTA Affidavit” has the meaning set forth in §7(a) below.
“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.
“Improvements” has the meaning set forth in §4(l) below.
“Indemnified Party” has the meaning set forth in §8(d) below.
“Indemnifying Party” has the meaning set forth in §8(d) below.
“Insurance Contracts” has the meaning set forth in §4(x) below
“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, other source identifiers, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (b) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, divisions, continuations-in-part, revisions, extensions, and reexaminations thereof, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential, technical, and business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).
“Knowledge” means actual knowledge after reasonable investigation.
“Land Indices” has the meaning set forth in §4(x) below.
“Lease Consents” has the meaning set forth in §7(a) below.
“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by Company.
“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which Company holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of Company thereunder.
“Letter of Intent” means the letter agreement between Sellers and Buyer dated August 26, 2016 relating to the transactions contemplated hereby.
“Liability” means, as to any Person, all debts, claims, liabilities, commitments, responsibilities, loss contingencies and obligations of any kind or nature whatsoever, direct, indirect, absolute or contingent, of or against such Person, whether accrued or unaccrued, joint or several, vested or unvested, disputed or undisputed, liquidated or unliquidated, secured or unsecured, due or to become due, known or unknown, executory, determined, determinable or otherwise and whether or not actually reflected, or required to be reflected, in such Person’s balance sheets or other books and records.
“Lien” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, community property interest, easement, encroachment, right of way, or other similar encumbrance, and, with respect to stock or other equity or ownership interests, includes any option, right of first offer or refusal, purchase right or restriction of any kind, including any restriction on or right of any third party with respect to use, voting transfer, receipt of income or exercise of any other attribute of ownership.
“Material Adverse Effect” or “Material Adverse Change” means any event, occurrence, fact, condition, effect or change that would be (or could reasonably be expected to be), either alone or taken together with all other events, occurrences, facts, conditions, effects or changes, materially adverse to the business, operating results, operations, condition (financial or otherwise), Liabilities or assets of the Company, whether viewed on a long-term, intermediate-term or short-term basis, or to the ability of Sellers to consummate timely the transactions contemplated hereby (regardless of whether or not such adverse effect or change can be or has been cured at any time). In no event need any effect or change adversely affect a party’s long-term earnings power or potential in a durationally significant manner in order to constitute a Material Adverse Effect or a Material Adverse Change, it being understood and agreed that a short-term adverse effect may constitute a Material Adverse Effect or a Material Adverse Change.
“Miscellaneous Indices” has the meaning set forth in §4(x) below.

“Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.
“Most Recent Financial Statements” has the meaning set forth in §4(g) below.
“Most Recent Fiscal Month End” has the meaning set forth in §4(g) below.
“Most Recent Fiscal Year End” has the meaning set forth in §4(g) below.
“Multiemployer Plan” has the meaning set forth in ERISA §3(37).
“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).
“Owned IP” has the meaning set forth in §4(m) below.
“Party” has the meaning set forth in the preamble.
“Performance Bonus Fund Amount” means an amount equal to $669,532 to fund the performance bonuses to be paid by Company to employees of Company subsequent to Closing.
“Person” means an individual, corporation, partnership, joint venture, limited liability company, any governmental authority or instrumentality, unincorporated organization, trust, association or other entity.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).
“Pre-Closing Assignments” has the meaning set forth in §5(c) below.
“Preliminary Purchase Price” has the meaning set forth in §2(b) below.
“Profit-Sharing Contribution” means an amount equal to $200,000 to fund the profit-sharing component of the Company’s 401(k) plan subsequent to Closing.
“Prohibited Transaction” has the meaning set forth in ERISA §406 and Code §4975.
“Purchase Price” has the meaning set forth in §2(e) below.
“Regulatory Approvals” has the meaning set forth in §3(a) below
“Releasees” has the meaning set forth in §6(f) below.
“Reportable Event” has the meaning set forth in ERISA §4043.
“Securities Act” means the Securities Act of 1933, as amended.
“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Seller” has the meaning set forth in the preamble.
“Special Indemnifying Seller” has the meaning set forth in §8(b)(iv) below.
“Statutory Deposit” means the deposit placed by Company with the Texas Department of Insurance to become licensed in Texas in the amount of $51,365.

“Tax” or “Taxes” means any federal, state, county, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, capital stock, unclaimed property or escheatment, estimated and any other taxes of any kind whatsoever, including any deficiencies, interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.
“Tax Claim” has the meaning set forth in §9(h) below.
“Tax Return” means any return, declaration, report, claim for refund, statement or information report of filing relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Third-Party Claim” has the meaning set forth in §8(d) below.
“Transaction Expenses” means the legal, accounting, financial advisory and other third party advisory or consulting fees and expenses and all other costs and expenses incurred on or before the Closing Date by any of the Company, Sellers, or the Affiliates of any of the foregoing in connection with this Agreement and the transactions contemplated hereby and not paid in full prior to the Closing Date. Transaction Expenses shall include all amounts payable by Company due upon or in the future in whole or in part as a result of the consummation of the Closing, including any, stay or retention bonuses (including the total retention bonuses set forth in Exhibits C and D); provided, however, Transaction Expenses shall not include the transition bonuses referred to in §6(h) below.
“WARN Act” has the meaning set forth in §4(h) below.
§2.    Purchase and Sale of Company Shares.
(a)     Transaction. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from each Seller, and each Seller agrees to sell to Buyer, all of his or her or its Company Shares for the consideration specified below in this §2.
(b)     Preliminary Purchase Price. Buyer agrees to pay to Sellers at the Closing $10,000,000 in cash, as adjusted pursuant to §2(e) (the “Preliminary Purchase Price”), payable by wire transfer or delivery of other immediately available funds. The Preliminary Purchase Price shall be allocated among Sellers in proportion to their respective holdings of Company Shares as set forth in §4(b) of the Disclosure Schedule. The Preliminary Purchase Price is subject to adjustment as set forth below in §2(e).
(c)     Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall be effective at 11:59 p.m. local time at College Station, Texas, on the Closing Date, and shall take place at 10:00 a.m. local time at College Station, Texas on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as Buyer and the Sellers may mutually determine (the “Closing Date”); provided, however, that the Closing

Date shall be no earlier than October 31, 2016. In lieu of a physical Closing, the Parties agree that all requisite Closing documents may be exchanged electronically at the Closing, and that documents so exchanged shall be binding for all purposes, provided that each Party undertakes to exchange originally executed documents promptly thereafter.
(d)     Deliveries at Closing. At the Closing, (i) Sellers will deliver to Buyer the various certificates, instruments, and documents referred to in §7(a) below, (ii) Buyer will deliver to Sellers the various certificates, instruments, and documents referred to in §7(b) below, (iii) each Seller will deliver to Buyer stock certificates representing all of his, her, or its Company Shares, endorsed in blank or accompanied by duly executed assignment documents, and (iv) Buyer will deliver to each Seller the consideration specified in §2(b) above.
(e)     Closing Statement.
(i)     On the Closing, the Sellers shall prepare and deliver to Buyer an unaudited statement (the “Closing Statement”) consisting of financial statements prepared as of Closing Date, including unaudited balance sheet, statement of income and changes in shareholder’s equity, prepared in accordance with GAAP, or on a basis satisfactory to Buyer. In order to prepare the Closing Statement, Sellers and the Company shall cooperate fully with Buyer in closing the accounting books of the Company on each of the three business days preceding the Closing, and on the Closing Date, on a basis satisfactory to Buyer. The Sellers covenant that the Closing Statement will be prepared in accordance with GAAP (or on a basis satisfactory to Buyer) throughout the periods covered thereby, present fairly the financial condition of Company as of such dates, and the results of operations of Company for such periods, will be correct and complete, and will be consistent with the books and records of Company (which books and records will be correct and complete).
(ii)     If the Closing Net Cash is less than the Closing Net Cash Target, the Preliminary Purchase Price shall be reduced at the Closing, dollar for dollar, by the amount of such shortfall. If the Closing Net Cash is greater than the Closing Net Cash Target, the Preliminary Purchase Price shall be increased at the Closing, dollar for dollar, by the amount of such excess. The Preliminary Purchase Price as so adjusted is referred to herein as the “Purchase Price.”
§3.    Representations and Warranties Concerning Transaction.
(a)     Sellers’ Representations and Warranties. Each Seller represents and warrants to Buyer that the statements contained in this §3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §3(a)) with respect to himself, herself, or itself, except as set forth in Annex I attached hereto.
(i)     Authorization of Transaction. Seller has full power and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions. Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Seller.
(ii)     Non-contravention. Except for filings of applications and notices, as applicable, with the Texas

Department of Insurance (if necessary), and approval of such applications and notices (collectively, the “Regulatory Approvals”), to the Knowledge of Sellers, no consents or approvals of, notices to, or filings or registrations with any foreign, federal or state insurance or other regulatory, self-regulatory or enforcement authorities or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities are necessary in order for the Sellers to consummate the transactions contemplated by this Agreement. To the knowledge of Sellers, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller is subject, (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which he or she is bound or to which any of his or her assets are subject, or (C) result in the imposition or creation of a Lien upon or with respect to the Company Shares.
(iii)     Brokers’ Fees. Seller has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.
(b)     Company Shares. Seller holds of record and owns beneficially the number of Company Shares set forth next to his or her name in §4(b) of the Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands, except as stated in the Disclosure Schedule. Other than the Amended and Restated Buy-Sell Agreement by and among the Sellers and Company dated as of November 22, 2013 (the “Buy-Sell Agreement”), Seller is not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require Seller to sell, transfer, or otherwise dispose of any capital stock of Company. Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of Company.
(c)     Buyer’s Representations and Warranties. Buyer represents and warrants to Sellers that the statements contained in this §3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §3(b)), except as set forth in Annex II attached hereto.
(i)     Organization of Buyer. Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Texas.
(ii)     Authorization of Transaction. Buyer has full limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions. Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Buyer.

(iii)     Non-contravention. Except for the Regulatory Approvals, to the Knowledge of Buyer, no consents or approvals of, notices to, or filings or registrations with any foreign, federal or state insurance or other regulatory, self-regulatory or enforcement authorities or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities are necessary in order for the Buyer to consummate the transactions contemplated by this Agreement. To the Knowledge of Buyer, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its charter, bylaws, or other governing documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets are subject.
(iv)     Brokers’ Fees. Buyer has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.
(v)     Investment. Buyer is not acquiring the Company Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.
§4.    Representations and Warranties Concerning Company. Sellers represent and warrant to Buyer that the statements contained in this §4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §4), except as set forth in the disclosure schedule delivered by Sellers to Buyer on the date hereof and initialed by the Parties (the “Disclosure Schedule”). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty pertains to the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this §4.
(a)     Organization, Qualification, and Corporate Power. Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas. Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Company has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the business in which it is engaged and to own and use the properties owned and used by them. §4(a) of the Disclosure Schedule lists the directors and officers of Company. Sellers have delivered to Buyer correct and complete copies of the charter and bylaws for Company (as amended to date). The minute books (containing the records of meetings of the shareholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books for Company are correct and complete. Company is not in default under or in violation of any provision of its charter or bylaws.

(b)     Capitalization. The entire authorized capital stock of Company consists of 100,000 Company Shares, of which 600 Company Shares are issued and outstanding and 4,840 Company Shares are held in treasury. All of the issued and outstanding Company Shares have been duly authorized, are validly issued, fully paid, and non-assessable, and are held of record by the respective Sellers as set forth in §4(b) of the Disclosure Schedule. Other than the Buy-Sell Agreement, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of Company.
(c)     Non-contravention. Except for the Regulatory Approvals, to the knowledge of Sellers, no consents or approvals of, notices to, or filings or registrations with any foreign, federal or state insurance or other regulatory, self-regulatory or enforcement authorities or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities are necessary in order for the Parties to consummate the transactions contemplated by this Agreement. To the knowledge of Sellers, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Company is subject or any provision of the charter or bylaws of Company or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets).
(d)     Brokers’ Fees. Company has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.
(e)     Assets. Company has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Liens, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet. Company has good and marketable title to, or a valid leasehold interest in or other right to use, all assets, properties and rights, whether tangible or intangible, necessary for, or used in, the conduct of the business of the Company in the Ordinary Couse of Business since the beginning of the earliest period covered by the statements of income included in the Financial Statements.
(f)     No Subsidiaries. Company does not own or have any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, or have any other ownership interest in, any other Person.
(g)     Financial Statements. Attached hereto as Exhibit A are the following financial statements

(collectively the “Financial Statements”): (i) unaudited balance sheets and statements of income and changes in shareholders’ equity as of and for the fiscal years ended December 31, 2014 and December 31, 2015 (the “Most Recent Fiscal Year End”) for Company; and (ii) unaudited balance sheets and statements of income, changes in shareholders’ equity (the “Most Recent Financial Statements”) as of and for the month ended September 30, 2016 (the “Most Recent Fiscal Month End”) for Company. To the Knowledge of Sellers, the Financial Statements have been prepared in accordance with GAAP throughout the periods covered thereby, present fairly the financial condition of Company as of such dates and the results of operations of Company for such periods, are correct and complete, and are consistent with the books and records of Company (which books and records are correct and complete).
(h)     Events Subsequent to Most Recent Fiscal Year End. Except as set forth on §4(h) of the Disclosure Schedule, since the Most Recent Fiscal Year End, there has not been any Material Adverse Change. Without limiting the generality of the foregoing, since that date:
(i)     Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;
(ii)     Company has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $25,000 or outside the Ordinary Course of Business;
(iii)     No party (including Company) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which Company is a party or by which it is bound;
(iv)     Company has not imposed any Liens upon any of its assets, tangible or intangible;
(v)     Company has not made any capital expenditure (or series of related capital expenditures) either involving more than $25,000 or outside the Ordinary Course of Business;
(vi)     Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions);
(vii)     Company has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation;
(viii)     Company has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;
(ix)     Company has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims);
(x)     Company has not transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property;
(xi)     there has been no change made or authorized in the charter or bylaws of Company;
(xii)     Company has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

(xiii)     Company has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;
(xiv)     Company has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;
(xv)     Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;
(xvi)     Company has not entered into or terminated any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement, or become bound by any collective bargaining relationship;
(xvii)     Company has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;
(xviii)     Company has not adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);
(xix)     Company has not made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;
(xx)     Company has not implemented any employee layoffs that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state, local, or non-U.S. law, regulation, or ordinance (collectively the “WARN Act”);
(xxi)     Company has not made or pledged to make any charitable or other capital contribution;
(xxii)     there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving Company;
(xxiii)     Company has not discharged a material Liability or Lien outside the Ordinary Course of Business;
(xxiv)     Company has not made any loans or advances of money;
(xxv)     Company has not disclosed any Confidential Information subsequent to the execution of the Letter of Intent; and
(xxvi)     Company has not committed to any of the foregoing.
(i)     Undisclosed Liabilities. Company does not have any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) Liabilities that have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

(j)     Legal Compliance.
(i)     To the Knowledge of Sellers, Company and its predecessors and Affiliates have complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and including the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq.) of federal, state, local, and non-U.S. governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.
(ii)     To the knowledge of Sellers, Company has timely filed or furnished, as applicable, all reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, that it was required to file or furnish, as applicable, with any state regulatory authority, and have paid all fees and assessments due and payable in connection therewith.
(k)     Tax Matters.
(i)     Company has filed all Tax Returns that it was required to file under applicable laws and regulations. All such Tax Returns were correct and complete in all respects and were prepared in compliance with all applicable laws and regulations. All Taxes due and owing by Company (whether or not shown on any Tax Return) have been paid. Company currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Company does not file Tax Returns that Company is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Company.
(ii)     Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.
(iii)     No Seller or director or officer (or employee responsible for Tax matters) of Company expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. No federal, state, local, or non-U.S. tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Company. Company has not received from any federal, state, local, or non-U.S. taxing authority (including jurisdictions where Company has not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Company. §4(k)(iii) of the Disclosure Schedule lists all federal, state, local, and non-U.S. income Tax Returns filed with respect to any of Company for taxable periods ended on or after December 31, 2013, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Sellers have delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Company filed or received since December 31, 2013.
(iv)     Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(v)     Company has not been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii). Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code §6662. Company is not a party to or bound by any Tax allocation or sharing agreement. Company (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company) or (B) has no Liability for the Taxes of any Person (other than Company) under Reg. §1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.
(vi)     The unpaid Taxes of Company (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Company in filing its Tax Returns. Since the date of the Most Recent Balance Sheet, Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business consistent with past custom and practice.
(vii)     Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:
(A)     change in method of accounting for a taxable period ending on or prior to the Closing Date;
(B)     use of an improper method of accounting for a taxable period ending on or prior to the Closing Date;
(C)     “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date;
(D)     intercompany transaction or excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law);
(E)     installment sale or open transaction disposition made on or prior to the Closing Date;
(F)     prepaid amount received on or prior to the Closing Date; or
(G)     election under Code §108(i).
(viii)     Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361.
(ix)     Company is not nor has it been a party to any “reportable transaction,” as defined in Code §6707A(c)(1) and Reg. §1.6011-4(b).
(x)     Company (A) does not own an interest in a “controlled foreign corporation” as defined in Code §957, (B) does not own an interest in a “passive foreign investment company” within the meaning of Code §1297, or (C) does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise have an office or fixed place of business in a country other than the country in which it is organized.

(xi)     Company will not be required to include in income, or exclude items of deduction, in a taxable period beginning after the Closing Date as a result of any deemed distribution pursuant to Section 956 of the Code.
(xii)     Company has not received any letter ruling from the Internal Revenue Service (or any comparable ruling from any other taxing authority).
(xiii)     There is no material property or obligation of Company including uncashed checks to vendors, customers, or employees, non-refunded overpayments, or unclaimed subscription balances, that is escheatable or reportable as unclaimed property to any state or municipality under any applicable laws relating to escheatment or unclaimed property.
(xiv)     Except as set forth on §4(k)(xiv) of the Disclosure Schedules, Company shall not be liable for any Tax under Code §§1374 or 1375. Company has not, since 2014 (A) acquired assets from another corporation in a transaction in which Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation that is a qualified subchapter S subsidiary.
(xv)     Company (and any predecessor of Company) has been a validly electing S corporation within the meaning of Code §1361 and §1362 since January 1, 2014 and Company will be an S corporation up to and including the Closing Date. Company has taken no actions and made no elections that would cause Company to cease to be an S corporation.
(l)     Real Property.
(i)     Company does not own, and has never owned, any real property.
(ii)     §4(l)(ii) of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document). Company has delivered to Buyer a true and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease. Except as set forth in §4(l)(ii) of the Disclosure Schedule, with respect to each of the Leases:
(A)     such Lease is legal, valid, binding, enforceable and in full force and effect;
(B)     the transactions contemplated by this Agreement do not require the consent of any other party to such Lease (except for those Leases for which Lease Consents are obtained), will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;
(C)     Company’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and there are no disputes with respect to such Lease;

(D)     Company is not, nor is any other party to the Lease, in breach of or default under such Lease, and no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;
(E)     no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach of or default under such Lease that has not been redeposited in full;
(F)     Company does not owe, nor will owe in the future, any brokerage commissions or finder’s fees with respect to such Lease;
(G)     except as set forth in §4(l)(ii)(G) of the Disclosure Schedule, the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, Company;
(H)     Company has not subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof;
(I)     Company has not collaterally assigned or granted any other Lien in such Lease or any interest therein; and
(J)     there are no Liens on the estate or interest created by such Lease.
(iii)     The Leased Real Property identified in §4(l)(ii) of the Disclosure Schedule comprise all of the real property used or intended to be used in, or otherwise related to, Company’s business; and Company is not a party to any agreement or option to purchase any real property or interest therein.
(iv)     All buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, included in the Leased Real Property (the “Improvements”) are in good condition and repair and sufficient for the operation of Company’s business. To the Knowledge of Sellers, there are no structural deficiencies or latent defects affecting any of the Improvements and there are no facts or conditions affecting any of the Improvements that would, individually or in the aggregate, interfere in any respect with the use or occupancy of the Improvements or any portion thereof in the operation of Company’s business as currently conducted thereon.
(m)     Intellectual Property.
(i)     §4(m)(i) of the Disclosure Schedule lists all trademark, trade name or service mark registrations, material unregistered trademarks, and pending applications for registration, copyright registrations and pending applications for registration that, to the Knowledge of Sellers, are owned by, filed by or registered in the name of Company (together with any trade secrets, know-how and proprietary information of Company, the “Owned IP”). To the Knowledge of the Sellers, Company owns all right, title and interest in and to the Owned IP, free and clear of all Liens. Company does not have any patents or patent applications.

(ii)     To the Knowledge of the Sellers, Company owns the entire right, title and interest in, to and under, or has acquired an express license to use the Intellectual Property used by it, without payment of any further royalty or similar amount to any third party, and Company’s Intellectual Property consists of all Intellectual Property necessary for the unimpaired continued operation of Company’s business as currently conducted.
(iii)     Except as set forth in Section 4(m)(iii) of the Disclosure Schedule, to the Knowledge of the Sellers, Company has not used and does not use, nor does it require, any third party software for the conduct of its business, except for such third party software as may be readily obtained by license from third party vendors of such software on reasonable commercial terms at costs similar to those reflected in the Financial Statements.
(iv)     To the Knowledge of Sellers, Company’s conduct of its business as currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Person, and Company does not have any liability for past infringement, misappropriation, violation or unauthorized use. To the Knowledge of Sellers, no Person is infringing, misappropriating or otherwise violating any of the Company’s Intellectual Property. Company is not, nor has it ever been, a party to any action, suit or proceeding, nor is any action, suit or proceeding threatened, involving a claim of infringement, misappropriation, violation or unauthorized use of any Intellectual Property by Company or any third party. Company has not received any notice or claim asserting that or suggesting that any such infringement, misappropriation, violation or unauthorized use is occurring or may have occurred.
(v)     Sellers have taken all necessary and desirable actions to maintain and protect all of the Intellectual Property of Company (including all trade secrets and confidential proprietary information) from not being known to third Persons, including by taking all commercially reasonable efforts to safeguard any such information against unauthorized access, and will continue to maintain and protect all of the Intellectual Property of Company prior to Closing so as not to adversely affect the validity or enforceability thereof.
(vi)     To the Knowledge of Sellers, Company has complied with, and is presently in compliance with, all federal, state, local, and non-U.S. governmental, administrative, or regulatory laws, regulations, guidelines, and rules applicable to any Intellectual Property or to personal information.
(n)     Tangible Assets. To the Knowledge of the Sellers, Company owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of their business as presently conducted and as presently proposed to be conducted. To the Knowledge of the Sellers, each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently is proposed to be used.
(o)     Contracts. §4(o) of the Disclosure Schedule lists the following contracts and other agreements to which Company is a party and which is in current force and effect:
(i)     any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $20,000 per annum;

(ii)     any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than 1 year, result in a loss to Company, or involve consideration in excess of $10,000;
(iii)     any agreement concerning a partnership or joint venture;
(iv)     any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation;
(v)     any agreement concerning confidentiality or non-competition;
(vi)     any agreement with any of Sellers and their Affiliates (other than Company);
(vii)     any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;
(viii)     any collective bargaining agreement;
(ix)     any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis;
(x)     any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;
(xi)     any agreement under which the consequences of a default or termination could have a Material Adverse Effect;
(xii)     any agreement under which it has granted any Person any registration rights (including, without limitation, demand and piggyback registration rights);
(xiii)     any settlement, conciliation or similar agreement with any Governmental Entity or which will require satisfaction of any obligations after the execution date of this Agreement;
(xiv)     any agreement under which Company has given any other Person an advance or a loan; or
(xv)     any other agreement (or group of related agreements) the performance of which involves consideration in excess of $20,000.
Sellers have delivered to Buyer a correct and complete copy of each written agreement (as amended to date) listed in §4(o) of the Disclosure Schedule and a written summary setting forth the terms and conditions of each oral agreement referred to in §4(o) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) no party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.
(p)     [Reserved].
(q)     Powers of Attorney. There are no outstanding powers of attorney executed on behalf of Company.

(r)     Insurance. §4(r) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) to which Company has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past two (2) years:
(i)     the name, address, and telephone number of the agent;
(ii)     the name of the insurer, the name of the policyholder, and the name of each covered insured;
(iii)     the policy number and the period of coverage;
(iv)     the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and
(v)     a description of any retroactive premium adjustments or other loss-sharing arrangements.
To the Knowledge of the Sellers, with respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither Company, nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. Company has been covered during the past ten (10) years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. §4(r) of the Disclosure Schedule describes any self-insurance arrangements affecting Company.
(s)     Litigation. §4(s) of the Disclosure Schedule sets forth each instance in which Company (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before (or that could come before) any court or quasi-judicial or administrative agency of any federal, state, local, or non-U.S. jurisdiction or before (or that could come before) any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in §4(s) of the Disclosure Schedule could result in any Material Adverse Change.
(t)     Employees.
(i)     To the Knowledge of the Sellers, with respect to the business of Company:
(A)     there is not and has never been, a party to or bound by any collective bargaining agreement and, to the Knowledge of Sellers, no union or group of employees is seeking or has sought to organize any of the Company’s employees for the purpose of collective bargaining.
(B)     no executive or manager of Company (1) has any present intention to terminate his or her employment, or (2) is a party to any confidentiality, non-competition, proprietary rights or other such agreement between such employee and any Person besides such entity that would be material to the performance of such employee’s employment duties, or the ability of such entity or Buyer to conduct the business of such entity;

(C)     there is no workers compensation liability, experience or matter outside the Ordinary Course of Business;
(D)     there is no employment-related charge, complaint, grievance, investigation, inquiry or obligation of any kind, pending or threatened in any forum, relating to an alleged violation or breach by Company (or its officers or directors) of any law, regulation or contract; and,
(E)     no employee or agent of Company has committed any act or omission giving rise to material liability for any violation or breach identified in subsection (G) above.
(ii)     Except as set forth in §4(t)(ii) of the Disclosure Schedule, (A) there are no employment contracts or severance agreements with any employees of Company, and (B) there are no written personnel policies, rules, or procedures applicable to employees of Company. True and complete copies of all such documents have been provided to Buyer prior to the date of this Agreement.
(iii)     With respect to this transaction, any notice required under any law or collective bargaining agreement has been or prior to the Closing Date will be given, and all bargaining obligations with any employee representative have been or prior to the Closing Date will be satisfied. Company has not implemented any plant closing or layoff of employees that could implicate the WARN Act.
(u)     Employee Benefits.
(i)     §4(u)(i) of the Disclosure Schedule lists each Employee Benefit Plan that, to the Knowledge of the Sellers, the Company maintains, contributes to or has any obligation to contribute to, or with respect to which Company has any Liability.
(A)     To the Knowledge of the Sellers, each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and the terms of any applicable collective bargaining agreement and complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.
(B)     To the Knowledge of the Sellers, all required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan. To the Knowledge of the Sellers, the requirements of COBRA have been met with respect to each such Employee Benefit Plan and each Employee Benefit Plan maintained by an ERISA Affiliate that is an Employee Welfare Benefit Plan subject to COBRA.
(C)     To the Knowledge of the Sellers, all contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such Employee Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Company. To the Knowledge of the Sellers, all premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(D)     To the Knowledge of the Sellers, each such Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code §401(a) has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and nothing has occurred since the date of such determination that could adversely affect the qualified status of any such Employee Benefit Plan. To the Knowledge of the Sellers, all such Employee Benefit Plans have been timely amended for all such requirements and have been submitted to the Internal Revenue Service for a favorable determination letter within the latest applicable remedial amendment period.
(E)     To the Knowledge of the Sellers, there have been no Prohibited Transactions with respect to any such Employee Benefit Plan or any Employee Benefit Plan maintained by an ERISA Affiliate. To the Knowledge of the Sellers, no Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. To the Knowledge of the Sellers, no action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened. None of Sellers and the directors and officers (and employees with responsibility for employee benefits matters) of Company has any Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.
(F)     Sellers have delivered to Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, and other funding arrangements that implement each such Employee Benefit Plan.
(ii)     Neither Company, nor any ERISA Affiliate contributes to, has or has had any obligation to contribute to, or has any Liability under or with respect to any Employee Pension Benefit Plan that is a “defined benefit plan” (as defined in ERISA §3(35)). To the Knowledge of the Sellers, no asset of Company is subject to any Lien under ERISA or the Code.
(iii)     Neither Company, nor any ERISA Affiliate contributes to, has or has had any obligation to contribute to, or has any Liability (including withdrawal liability as defined in ERISA §4201) under or with respect to any Multiemployer Plan.
(iv)     Company does not maintain, contribute to or have an obligation to contribute to, or have any Liability with respect to, any Employee Welfare Benefit Plan or other arrangement providing health or life insurance or other welfare-type benefits for current or future retired or terminated directors, officers or employees (or any spouse or other dependent thereof) of Company or of any other Person other than in accordance with COBRA.
(v)     To the Knowledge of the Sellers, the consummation of the transactions contemplated by this Agreement will not accelerate the time of the payment or vesting of, or increase the amount of, or result in the forfeiture of compensation or benefits under, any Employee Benefit Plan.

(vi)     §4(u)(vi) of the Disclosure Schedule lists each agreement, contract, plan, or other arrangement—whether or not written and whether or not an Employee Benefit Plan (collectively a “Plan”)—to which, to the Knowledge of the Sellers, Company is a party that is a “nonqualified deferred compensation plan” subject to Code §409A. To the Knowledge of the Sellers, each Plan complies with the requirements of Code §409A(a)(2), (3), and (4) and any Internal Revenue Service guidance issued thereunder and no amounts under any such Plan is or has been subject to the interest and additional tax set forth under Code §409A(a)(1)(B). To the Knowledge of the Sellers, Company does not have any actual or potential obligation to reimburse or otherwise “gross-up” any Person for the interest or additional tax set forth under Code §409A(a)(1)(B).
(v)     Guaranties. Company is not a guarantor or nor it is otherwise liable for any Liability (including indebtedness) of any other Person.
(w)     Environmental, Health, and Safety Matters.
(i)     To the Knowledge of the Sellers, Company has for the past five years complied and is in compliance, in each case in all material respects, with all Environmental, Health, and Safety Requirements.
(ii)     Without limiting the generality of the foregoing, to the Knowledge of the Sellers, Company has obtained, has for the past five years complied, and is in compliance with, in each case in all material respects, all material permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business.
(iii)     Company has not received any written notice, report, or other information regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, nor any material liabilities or potential material liabilities, including any material investigatory, remedial, or corrective obligations, relating to it, its business, or its past or current facilities arising under Environmental, Health, and Safety Requirements.
(iv)     To the Knowledge of the Sellers, neither Company, nor any of its predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, exposed any person to, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility which is or has been contaminated by any such substance so as to give rise to any current or future material liabilities, including any material liability for fines, penalties, response costs, corrective action costs, personal injury, property damage, natural resources damages, or attorneys’ fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), or the Solid Waste Disposal Act, as amended (“SWDA”), or any other Environmental, Health, and Safety Requirements.
(v)     Neither Company nor any of its predecessors or Affiliates has designed, manufactured, sold, marketed, installed, or distributed products or other items containing asbestos and none of such entities is or will become subject to any liabilities with respect to the presence of asbestos in any product or item or in or upon any property, premises, or facility.

(vi)     Sellers and Company, have furnished to Buyer all material environmental audits, reports, and other material environmental documents relating to Company’s or its predecessors’ or Affiliates’ past or current properties, facilities, or operations that are in their possession, custody, or under their reasonable control.
(x)     Title Insurance Agency Business Matters.
(i)     Company is: (A) duly licensed or authorized as a title insurance agent in the State of Texas; (B) duly licensed, authorized or otherwise eligible to transact the business of a title insurance agent in each other jurisdiction where it is required to be so licensed, authorized or eligible; and (C) duly licensed, authorized or eligible in the State of Texas and each other applicable jurisdiction to write each line of insurance it writes. Each jurisdiction in which Company is domiciled, commercially domiciled, licensed, authorized or eligible is set forth in in §4(x) of the Disclosure Schedule. There is no proceeding or investigation pending or, to the Knowledge of Sellers, threatened which would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any license, authorization or eligibility of Company to transact the business of title insurance agent.
(ii)     All policies, binders, slips, certificates, and other agreements of insurance issued or distributed by Company in any jurisdiction (“Insurance Contracts”) have been issued or distributed, to the extent required by applicable law, on forms filed with and approved by all applicable state insurance authorities, or not objected to by any such state insurance authorities within any period provided for objection, and all such forms comply with applicable Laws. All premium rates with respect to the Insurance Contracts, to the extent required by applicable law, have been filed with and approved by all applicable state insurance authorities or were not objected to by any such state insurance authorities within any period provided for objection. All such premium rates comply with applicable laws and are within the amount permitted by such laws. There are no insurance policies issued, reinsured or assumed by Company that are currently in force under which Company may be required to allocate profit or pay dividends to the holders thereof. Company is and has been marketing, selling and issuing Insurance Contracts in compliance in all material respects with all applicable laws, all applicable orders and directives of all insurance regulatory authorities and all market conduct recommendations resulting from market conduct or other examinations of insurance regulatory authorities in the respective jurisdictions in which such products have been marketed, issued or sold.
(iii)     All underwriting, management and administration agreements entered into by Company are, to the extent required by applicable law, in forms acceptable to all applicable state insurance authorities or have been filed with and approved by all applicable state insurance authorities or were not objected to by any such state insurance authorities within any period provided for objection.
(iv)     All advertising, promotional, sales and solicitation materials and all product illustrations used by either Company or any agent, broker, intermediary, manager or producer employed or engaged by Company are in compliance with applicable laws.
(v)     All “escrow accounts” (as defined in Procedural Rule P-27 of the Texas Title Insurance Basic Manual, including interest bearing accounts) are maintained in accordance with the Texas Statues and all rules, regulations and procedures promulgated by the Texas Department of Insurance. Each individual escrow account utilized by Company is and has been supported by a monthly three-way reconciliation of bank balance, book balance and escrow trial balance. All funds in escrow accounts utilized by Company are and were received and disbursed in compliance with all minimum escrow accounting procedures and internal controls set forth by the Texas Department of Insurance. To the Knowledge of Sellers, all escrow account funds are accounted for and there are no misappropriated or missing funds in any escrow account utilized by Company.

(vi)     The abstract plant owned by Company (the “Abstract Plant”) consists of fully indexed records showing all instruments of record affecting lands within Brazos County covering a period beginning at sovereignty of the State of Texas. The indices of the Abstract Plant pertaining to land (“Land Indices”) are arranged in geographic order (i.e.: Lot and Block for subdivided lands, and by Survey or Abstract Name or Abstract Number for acreage tracts). Miscellaneous alphabetical indices of the Abstract Plant (“Miscellaneous Indices”) are maintained according to name. Land Indices and Miscellaneous Indices are stored in a computer owned and operated by Company, and as to Land Indices, are subject to retrieval by reference to description of the property under search. The records of the Abstract Plant are maintained to current date, and include, but are not limited to, plat or map records, deeds, deeds of trust, mortgages, lis pendens, abstracts of judgment, federal Tax liens, mechanic's liens, attachment liens, divorce actions, wherein real property is involved; probate records; chattel mortgages, attached to realty and financing statements relating to items which are, or are to become, attached to realty.
(y)     Computer and Technology Security. To the Knowledge of the Sellers, Company has taken all reasonable steps to safeguard the information technology systems utilized in the operation of the business of Company, including the implementation of procedures to ensure that such information technology systems are free from any disabling codes or instructions, timer, copy protection device, clock, counter or other limiting design or routing and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus,” or other software routines or hardware components that in each case permit unauthorized access or the unauthorized disablement or unauthorized erasure of data or other software by a third party, and to date there have been no successful unauthorized intrusions or breaches of the security of the information technology systems. To the Knowledge of the Sellers, Company currently maintains, and has maintained for the 6 months prior to the date hereof, a plan with respect to business continuity and disaster recovery activities. To the Knowledge of the Sellers, such plan is current and consistent with industry standards and is adequate to ensure that all business operations and records necessary for the overall operation and functionality of Company’s business will continue to be available notwithstanding the occurrence of any disaster, act of God, act of war, act of hostilities against the U.S., any other force majeure event, the achievement of any particular dates or any effects thereof.
(z)     Certain Business Relationships with Company. Except as set forth in §4(z) of the Disclosure Schedule, none of Sellers, their Affiliates, and Company’s directors, officers and employees has been involved in any business arrangement or relationship with Company within the past 12 months, and none of Sellers, their Affiliates, and Company’s directors, officers and employees owns any asset, tangible or intangible, that is used in the business of Company.
(aa)     Customers and Suppliers. To the Knowledge of Sellers:
(i)     §4(aa) of the Disclosure Schedule lists the customers of Company (on a consolidated, source-of-business basis, and not on an individual, policy-by-policy basis) for each of the 2 most recent fiscal years and sets forth opposite the name of each such customer the aggregate sales prices or aggregate loan amounts.

(ii)     Since the date of the Most Recent Balance Sheet, no customer listed on §4(aa) of the Disclosure Schedule has indicated that it shall stop, or decrease the rate of, buying materials, products or services from Company.
(bb)     Data Privacy. To the Knowledge of the Sellers, Company’s business has complied with and, as presently conducted and as presently proposed to be conducted, is in compliance with, all Data Laws. To the Knowledge of the Sellers, Company has complied with, and is presently in compliance with, its policies applicable to data privacy, data security, and/or personal information. Company has not experienced any incident in which personal information or other data was or may have been stolen or improperly accessed, and Company is not aware of any facts suggesting the likelihood of the foregoing, including without limitation, any breach of security or receipt of any notices or complaints from any Person regarding personal information or other data.
(cc)     Disclosure. To the Knowledge of the Sellers, the representations and warranties contained in this §4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this §4 not misleading.
§5.    Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:
(a)     General. Each of the Parties will use his, her, or its reasonable best efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in §7 below).
(b)     Notices and Consents. Company shall, and Sellers will cause Company to, give any notices to third parties, and Company shall, and Sellers will cause Company to, use reasonable best efforts to obtain any third-party consents referred to in §4(c) above, the Lease Consents, and the items set forth on §5(b) of the Disclosure Schedule. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in §3(a)(ii), §3(b)(ii), and §4(c) above.
(c)     Operation of Business.
(i)     Except as set forth on §5(c) of the Disclosure Schedule, Company shall not, and Sellers will not cause or permit Company to, engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, Company shall not, and Sellers will not cause or permit Company to, (A) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, or (B) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in §4(h) above.
(ii)     Notwithstanding the foregoing, the Parties agree that, prior to Closing, Company shall assign to Sellers (the “Pre-Closing Assignments”):
(A)     That certain promissory note made by John Patton Atkins in favor the Company dated October 12, 2012 in the original principal amount of $306,000.00, and the deed of trust lien dated October 12, 2012 securing the note, and recorded in Brazos County, Texas;

(B)     The Statutory Deposit; and
(C)     any and all capital stock or other ownership interest of Company in Alliant National Title Insurance Company, a Colorado corporation.
(d)     Preservation of Business. Company shall, and Sellers will cause Company to, keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, insurance policies, and relationships with lessors, licensors, suppliers, customers, and employees.
(e)     Full Access. Company shall, and each of Sellers will permit, and Sellers will cause Company to permit, representatives of Buyer (including legal counsel and accountants) to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Company, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to Company.
(f)     Notice of Developments. Sellers will give prompt written notice to Buyer of any material adverse development causing a breach of any of the representations and warranties in §4 above. Each of Party will give prompt written notice to the others of any material adverse development causing a breach of any of his, her, or its own representations and warranties in §3 above. No disclosure by any Party pursuant to this §5(f), however, shall be deemed to amend or supplement Annex I, Annex II, or the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.
(g)     Exclusivity. None of Sellers will (and Sellers will not cause or permit Company to) (i) solicit, initiate, encourage or entertain the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of Company (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. None of Sellers will vote their Company Shares in favor of any such acquisition. Sellers will promptly notify Buyer if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.
(h)     Maintenance of Leased Real Property. Sellers will cause Company to maintain the Leased Real Property, including all of the Improvements, in substantially the same condition as existed on the date of this Agreement, ordinary wear and tear excepted, and shall not demolish or remove any of the existing Improvements, or erect new improvements on the Leased Real Property or any portion thereof, without the prior written consent of Buyer.
(i)     Leases. Sellers will not cause or permit any of Company’s Leases to be amended, modified, extended, renewed or terminated, nor shall Company enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property, without the prior written consent of Buyer.
(j)     Tax Matters. Without the prior written consent of Buyer, Company shall not make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Company, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of Company for any period ending after the Closing Date or decreasing any Tax attribute of Company existing on the Closing Date.

(k)     E&O Policy. Buyer, Sellers and the Company shall use their best efforts to obtain prior to the Closing a prepaid errors and omissions insurance policy at Buyers expense, with a coverage limit of up to $3,000,000 and a claim period of not less than three years following the Closing, covering risks related to the negligence or other errors of the Company or its agents in issuing title insurance policies prior to the Closing, at a premium reasonably acceptable to Buyer (the “E&O Policy”). The E&O Policy shall contain such terms, conditions and exclusions from coverage no less favorable to the Company than the Company’s existing errors and omissions coverage, and in any event, reasonably satisfactory to the Buyer.
(l)     Internet Domain Registration. Prior to Closing, Sellers will cause the internet domain registration of the Company, www.utitle.com, to be transferred to and owned by the Company.
§6.    Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing:
(a)     General. In case at any time after the Closing any further actions are necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further actions (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under §8 below). Sellers acknowledge and agree that from and after the Closing Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to Company.
(b)     Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Company, each of the other Parties will cooperate with him, her, or it and his, her, or its counsel in the contest or defense, make available his, her, or its personnel, and provide such testimony and access to his, her, or its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under §8 below).
(c)     Transition. None of Sellers will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Company from maintaining the same business relationships with Company after the Closing as it maintained with Company prior to the Closing. Each of Sellers will refer all customer inquiries relating to the business of Company to Buyer from and after the Closing.

(d)     Confidentiality.
(i)     Each of the Parties acknowledges and agrees that Section 10 and Section 16 of the Letter of Intent remain in full force and effect until Closing or termination of this Agreement, subject to the terms and conditions of the Letter of Intent. If this Agreement is, for any reason, terminated prior to the Closing, the Section 10 and Section 16 of the Letter of Intent (subject to the terms and conditions thereof) and the provisions of this §6(d) shall nonetheless continue in full force and effect.
(ii)     Following the Closing, each Seller will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information that are in his, her, or its possession. In the event that any Seller is requested or required pursuant to written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process to disclose any Confidential Information, such Seller will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this §6(d)(ii). If, in the absence of a protective order or the receipt of a waiver hereunder, any of Sellers is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Seller may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Seller shall use his, her, or its best efforts to obtain, at the reasonable request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information that is generally available to the public immediately prior to the time of disclosure unless such Confidential Information is so available due to the actions of a Seller.
(e)     Non-Compete Covenant. The Parties acknowledge and agree that Company has operated in Brazos and Grimes counties primarily, but has also operated throughout the State of Texas through a variety of referral and fee arrangements in accordance with Texas Department of Insurance rules and regulations. In consideration for the purchase of Company’s goodwill and business assets, Sellers agree that, for a period of five (5) years from and after the Closing Date, none of Sellers will, directly or indirectly, as an owner, officer, employee, contractor, consultant, agent, representative or otherwise, engage in any business that Company conducts as of the Closing Date in the State of Texas; provided, however, that no owner of less than one percent (1%) of the outstanding stock of any publicly traded corporation shall be deemed to engage solely by reason thereof in its business. Notwithstanding the foregoing terms of this §6(e), it is acknowledged and agreed by the Parties that William C. Lipsey is a member of the State Bar of Texas and is licensed to practice law in the State of Texas, so that he is bound to adhere to the Texas Disciplinary Rules of Professional Conduct and the Texas Lawyer’s Creed Nothing contained in this §6(e) will be construed, interpreted or enforced to restrict William C. Lipsey from the practice of law or the representation of his clients in accordance with law and the ethical mandates of his license. If the final judgment of a court of competent jurisdiction declares that any term or provision of this §6(e) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(f)     Seller Release of Company. Following the Closing, Company shall have no Liability to any Seller as a result of any inaccuracy or misrepresentation in or breach of any representation or warranty made by any Seller contained in this Agreement or any other agreement contemplated hereby, any schedule thereto, or in connection with the transactions contemplated therein, the breach of any covenant or agreement made by any Seller in this Agreement or any other agreement contemplated hereby, or any other matter subject to indemnification by any Seller pursuant to this Agreement, and no Seller shall have any right of indemnification or contribution against Company on account of any event or condition occurring or existing prior to or on the Closing Date. In furtherance of the foregoing, effective as of the Closing, the Sellers, both severally and jointly, for themselves and their heirs, legal representatives and successors-in-interest or any other Person who may now or hereafter claim through any of them, hereby forever release and discharge Company, its officers and directors and their respective predecessors, successors-in-interest, assigns, equityholders, parent companies, controlling persons, other Affiliates, heirs and legal representatives (the “Releasees”) from any and all charges, complaints, claims, Liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses (including attorneys’ fees and legal expenses), of any nature whatsoever, whether known or unknown, which any such Seller now has, has had, or may hereafter claim to have had against the Releasees by reason of any matter, act, omission, cause, event or circumstance arising or existing prior to or at the Closing. The Sellers acknowledge and agree that the matters released hereby include matters arising from the sole, joint, comparative or concurrent negligence or gross negligence of the Releasees.
(g)     Buyer Continuation of Employee Benefit Policies and Procedures. At all times from and after the Closing Date until the second anniversary date of the Closing Date, Buyer will cause the Company to keep and maintain the same Company employee policies and procedures, Company leave policies, and Employee Benefit Plan, Employee Pension Benefit Plan or Employee Welfare Benefit Plan of the Company that are in effect on the Closing Date (provided such benefits and plans are set forth in the Disclosure Schedule), or benefits and plans substantially similar in all material respects to the foregoing benefits and plans, without any material modification or amendment, unless such modification or amendment is made with the prior written consent of the President and CEO of the Company, provided, however, except for the 2016 plan year (which must be made), neither Buyer nor Company shall be obligated to make any contributions to the Company’s 401(k) profit sharing plan if, in their reasonable business judgment, such contributions are not justified. Furthermore, notwithstanding the foregoing, neither Buyer nor Company shall be obligated to maintain any benefit or plan if (i) a regulatory or statutory requirement or development renders such benefit or plan unlawful or commercially unreasonable to maintain, (ii) such benefit or plan conflicts with a contractual requirement or (iii) the cost of maintaining any such benefit or plan increases 10% or more in any year as compared with the immediately preceding year.
(h)     Transition Bonuses. Buyer and the Company’s President and CEO shall mutually agree upon a list of Company employee to receive transition bonuses following the Closing, in amounts to be mutually agreed upon by Buyer and the Company’s President and CEO, provided the total aggregate transition bonuses shall not exceed $40,000. Such bonuses will be paid within 7 months of the Closing.

§7.    Conditions to Obligation to Close.
(a)     Conditions to Buyer’s Obligation. Buyer’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:
(i)     the representations and warranties set forth in §3(a) and §4 above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date;
(ii)     Sellers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case Sellers shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;
(iii)     Company shall have procured all of the third-party consents specified in §5(b) above;
(iv)     no action, suit, or proceeding shall be pending or threatened before (or that could come before) any court or quasi-judicial or administrative agency of any federal, state, local, or non-U.S. jurisdiction or before (or that could come before) any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) adversely affect the right of Buyer to own the Company Shares and to control Company, or (D) adversely affect the right of Company to own its assets and to operate its business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);
(v)     Sellers shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in §7(a)(i)-(iv) is satisfied in all respects;
(vi)     the Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in §3(a)(ii), §3(b)(ii), and §4(c) above;
(vii)     each of the Sellers shall have countersigned the employment offer letters with Buyer in general form and substance as set forth in Exhibit B-1, which offers of employment shall be effective at and subject to the occurrence of the Closing, and the same shall be in full force and effect;
(viii)     each of the Sellers shall have entered into non-competition agreements in general form and substance as set forth in Exhibit B-2 attached hereto and the same shall be in full force and effect;
(ix)     each of the management employees identified on Exhibit C shall have entered into non-competition agreements in general form and substance as set forth in Exhibit C-1 attached hereto and bonus retention agreements in general form and substance as set forth in Exhibit C-2 (with bonus amounts for each such management employee in the amount set forth opposite their name on Exhibit C), each of which shall be in full force and effect;

(x)     each of the key employees identified on Exhibit D shall have entered into non-competition agreements in general form and substance as set forth in Exhibit D-1 attached hereto and bonus retention agreements in general form and substance as set forth in Exhibit D-2 (with bonus amounts for each such key employee in the amount set forth opposite their name on Exhibit D), each of which shall be in full force and effect;
(xi)     Buyer shall have received the resignations, effective as of the Closing, of each director and officer of Company other than those whom Buyer shall have specified in writing at least five (5) business days prior to the Closing;
(xii)     Buyer shall have obtained on terms and conditions satisfactory to it all of the financing it needs in order to consummate the transactions contemplated hereby;
(xiii)     Buyer shall have received evidence satisfactory to it that (A) the Buy-Sell Agreement has been terminated by all parties thereto and (B) either Company has been released from all its obligations pursuant to that certain General Partnership Agreement of the UTC Insurance Partnership, a Texas general partnership, dated as May 14, 2014, or such partnership agreement has been terminated by all parties thereto;
(xiv)     all actions to be taken by Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Buyer;
(xv)     Buyer shall have received and, to its satisfaction in its sole discretion, validated and approved the Financial Statements;
(xvi)     Buyer shall have received evidence satisfactory to it that the Pre-Closing Assignments to Seller have been completed;
(xvii)     Company shall have obtained and delivered to Buyer, an estoppel certificate with respect to each of the Leases, and, if requested by Buyer’s lender, a waiver of landlord liens, collateral assignment of lease or leasehold mortgage from the landlord or other party whose consent thereto is required under such Lease (the “Lease Consents”), in each case in form and substance satisfactory to Buyer and Buyer’s lender;
(xviii)     each Seller shall deliver to Buyer a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Code §1445 stating that such Seller is not a “foreign person” as defined in Code §1445 (the “FIRPTA Affidavit”);
(xix)     no damage or destruction or other change has occurred with respect to any of the Leased Real Property or any portion thereof that, individually or in the aggregate, would materially impair the use or occupancy of the Leased Real Property or the operation of Company’s business as currently conducted thereon;
(xx)     Sellers shall have delivered to Buyer copies of the certificate of incorporation (or formation) of Company, certified on or soon before the Closing Date by the Secretary of State of the State of Texas;

(xxi)     Sellers shall have delivered to Buyer copies of the certificate of good standing of Company, issued on or soon before the Closing Date by the Secretary of State of the State of Texas and of each jurisdiction in which Company is qualified to do business;
(xxii)     Sellers shall have delivered to Buyer consents, in form and substance satisfactory to Buyer, of their respective spouses consenting to the transactions contemplated by this Agreement; and
(xxiii)     Sellers shall have delivered to Buyer a certificate of the secretary or an assistant secretary of Company, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to: (i) no amendments to the certificate of incorporation (or formation) of Company since delivery by Sellers pursuant to §7(a)(xix) above; (ii) the bylaws (or other governing documents) of Company; and (iii) any resolutions of the board of directors or other authorizing body (or a duly authorized committee thereof) of Company relating to this Agreement and the transactions contemplated hereby.
Buyer may waive any condition specified in this §7(a) if it executes a writing so stating at or prior to the Closing.
(b)     Conditions to Sellers’ Obligation. The obligation of Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:
(i)     the representations and warranties set forth in §3(b) above shall be true and correct in all material respects at and as of the Closing Date, the except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date;
(ii)     Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case Buyer shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;
(iii)     no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or non-U.S. jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect); and
(iv)     Buyer shall have delivered to Sellers a certificate to the effect that each of the conditions specified above in §7(b)(i)-(iii) is satisfied in all respects.
Sellers may waive any condition specified in this §7(b) if they execute a writing so stating at or prior to the Closing.
§8.    Remedies for Breaches of This Agreement.
(a)     Survival of Representations and Warranties.

(i)     All of the representations and warranties of Sellers contained in §3(a) and §4 above shall survive the Closing hereunder, for a period of two (2) years thereafter; provided, however, that the representations and warranties of Sellers contained in §4(k) (Tax Matters) shall survive the Closing hereunder and continue in full force and effect until the expiration of any applicable statutes of limitations (after giving effect to any extensions or waivers) plus sixty (60) days.
(ii)     All of the representations and warranties of Buyer contained in §3(b) shall survive the Closing (even if Sellers knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) for a period of two (2) years thereafter.
(iii)     The survival period in respect of any representation or warranty in this Agreement, or any related claim, shall be extended automatically to include any time period necessary to resolve a claim which was asserted by notice in accordance with this §8 but not resolved before expiration of such survival period, and liability for any such item (including as to any Adverse Consequences incurred after the expiration of such survival period) shall continue until such claim shall have been finally settled, decided or adjudicated. Under no circumstances shall the fact that Adverse Consequences are still being or may in the future be incurred be a basis for postponing or delaying satisfaction of any indemnifiable Adverse Consequences that have already been incurred.
(iv)     All covenants and agreements hereunder shall survive for the longest period allowed by applicable law.
(b)     Indemnification Provisions for Buyer’s Benefit.
(i)     In the event any Seller breaches (or in the event any third party alleges facts that, if true, would mean any Seller has breached) any of his, her, or its representations, warranties, and covenants contained herein (determined without any limitation or qualification by materiality) (other than the covenants in §2(a) above and the representations and warranties in §3(a) above) and, provided that Buyer makes a written claim for indemnification against any Seller pursuant to §11(h) below within the survival period (if there is an applicable survival period pursuant to §8(a) above), then each Seller shall be obligated jointly and severally to indemnify Buyer from and against the entirety of any Adverse Consequences (except as limited in §8(e) below) Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).
(ii)     In the event any Seller breaches (or in the event any third party alleges facts that, if true, would mean any Seller breached) any of his, her, or its covenants in §2(a) above or any of his, her, or its representations and warranties in §3(a) above, and provided that Buyer makes a written claim for indemnification against such a Seller pursuant to §11(h) below within the survival period (if there is an applicable survival period pursuant to §8(a) above), then such Seller shall indemnify Buyer from and against the entirety of any Adverse Consequences (except as limited in §8(e) below) Buyer may suffer resulting from arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).
(iii)     Each Seller shall be obligated jointly and severally to indemnify Buyer from and against the entirety of any Adverse Consequences Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any claim for payment of Seller’s Transaction Expenses or other Liabilities of Company existing as of the Closing Date to the extent not included in the Closing Statement for payment out of the Preliminary Purchase Price.

(iv)     Subject to the limitations set forth in §8(e)(iv) below, the Seller identified on Schedule I as the Seller responsible for indemnification pursuant to this §8(b)(iv) (the “Special Indemnifying Seller”) shall be obligated to indemnify Buyer from and against the entirety of any Adverse Consequences Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by actual or alleged negligence or other misfeasance by the Company or its agents in title search services or issuing title insurance policies prior to the Closing that are asserted during the three years following the Closing.
(c)     Indemnification Provisions for Sellers’ Benefit. In the event Buyer breaches (or in the event any third party alleges facts that, if true, would mean Buyer has breached) any of its representations, warranties, and covenants contained herein and, provided that any Seller makes a written claim for indemnification against Buyer pursuant to §11(h) below within such survival period (if there is an applicable survival period pursuant to §8(a) above), then Buyer shall indemnify each Seller from and against the entirety of any Adverse Consequences suffered (including any Adverse Consequences suffered after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).
(d)     Matters Involving Third Parties.
(i)     If any third party notifies any Party (the “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this §8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing, but in any event, at least ten (10) days prior to the last date to avoid a default or forfeiture of the right to dispute or contest the claim or for filing an answer or response to any suit, claim or action; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced as stated above.
(ii)     Any Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel of his, her, or its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (C) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests or the reputation of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently.

(iii)     So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with §8(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at his, her, or its sole cost and expense and participate in the defense of the Third-Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party, and (C) the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party.
(iv)     In the event any of the conditions in §8(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner his, her, or it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third-Party Claim (including attorneys’ fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this §8.
(e)     Determination of Adverse Consequences; Limitations on Adverse Consequences.
(i)     All indemnification payments under this §8 and §9(a) shall be deemed adjustments to the Purchase Price.
(ii)     Notwithstanding anything herein to the contrary, except in the case of intentional breach, actual fraud or willful misconduct, or breach after the Closing of any covenant or agreement hereunder or a claim pursuant to §8(b)(iii), (A) the aggregate cumulative liability of each Seller for payment of all Adverse Consequences subject to indemnification by such Seller under this §8 shall in no event exceed the portion of the Purchase Price paid by Buyer to such Seller; and (B) the aggregate cumulative liability of all Sellers for all Adverse Consequences subject to Seller indemnification under this §8 shall in no event exceed four million dollars ($4,000,000.00).
(iii)     Notwithstanding anything herein to the contrary, except in the case of intentional breach, actual fraud or willful misconduct, the aggregate cumulative liability of Buyer for all Adverse Consequences subject to Buyer indemnification under this Agreement shall in no event exceed one hundred percent (100%) of the Purchase Price, as adjusted pursuant to §2.
(iv)     Notwithstanding anything herein to the contrary, except in the case of intentional breach, actual fraud or willful misconduct, the amount of the Special Indemnifying Seller’s indemnification obligation pursuant to §8(b)(iv) shall be limited to $3,000,000 minus the amount, if any, by which the Adverse Consequences to Buyer are actually indemnified pursuant to insurance policies of the Company, including the E&O Policy.
(f)     Other Indemnification Provisions. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy (including without limitation any such remedy arising under Environmental, Health, and Safety Requirements) any Party may have with respect to Company or the transactions contemplated by this Agreement. Each Seller hereby agrees that he, she, or it will not make any claim for indemnification against Company by reason of the fact that he, she, or it was a director, officer, employee, or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by Buyer against such Seller (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

§9.    Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and Sellers for certain tax matters following the Closing Date:
(a)     Tax Indemnification. Each Seller shall jointly and severally indemnify Company, Buyer, and each Buyer Affiliate and hold them harmless from and against any loss, claim, liability, expense, or other damage attributable to (i) all Taxes (or the non-payment thereof) of Company for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which Company (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation, and (iii) any and all Taxes of any person (other than Company) imposed on Company as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing, provided, however, , Sellers shall be liable only to the extent that such Taxes exceed the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the face of the Closing Balance Sheet (rather than in any notes thereto) and taken into account in determining the Purchase Price Adjustment. Sellers shall reimburse Buyer for any Taxes of Company that are the responsibility of Sellers pursuant to this §9(a) within fifteen (15) business days after payment of such Taxes by Buyer. Notwithstanding the provisions of this Section 9(a), no reimbursement of Taxes for any taxable period shall be required if the amount of Taxes for such period is less than $15,000.00.
(b)     Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income, receipts, or payroll of Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which Company holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of Company for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.
(c)     S Corporation Status. Company and Sellers shall not revoke Company’s election to be taxed as an S corporation within the meaning of Code §1361 and §1362. Company and Sellers shall not take or allow any action other than the sale of Company’s stock pursuant to this agreement that would result in the termination of Company’s status as a validly electing S corporation within the meaning of Code §1361 and §1362.

(d)     Tax Periods Ending on or before Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Company for all periods ending on or prior to the Closing Date that are filed after the Closing Date. Buyer shall permit Sellers to review and comment on each such Tax Return described in the preceding sentence prior to filing. To the extent permitted by applicable law, Sellers shall include any income, gain, loss, deduction or other tax items for such periods on their Tax Returns in a manner consistent with the Schedule K-1s furnished by Company to Sellers for such periods.
(e)     Cooperation on Tax Matters.
(i)     Buyer, Company and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Company, Sellers, and Buyer agree (A) to retain all books and records with respect to Tax matters pertinent to Company relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Company or Sellers, as the case may be, shall allow the other party to take possession of such books and records.
(ii)     Buyer and Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).
(f)     Tax-Sharing Agreements. All tax-sharing agreements or similar agreements with respect to or involving Company shall be terminated as of the Closing Date and, after the Closing Date, Company shall not be bound thereby or have any liability thereunder.
(g)     Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid one-half by Buyer and one-half by Sellers when due, and the party required by applicable law shall file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the other parties shall, and shall cause their affiliates to, join in the execution of any such Tax Returns and other documentation. The expense of such filings shall be paid one-half by Buyer and one-half by Sellers.
(h)     Contests. Buyer agrees to give written notice to Sellers upon receipt of any written notice relating to the assertion of any claim, or the commencement of any Proceeding by a Governmental Authority in respect of Taxes for which the Sellers may be liable pursuant to §9(a) (each, a “Tax Claim”); provided, that any failure or delay in giving such notice shall not affect Buyer’s right to indemnification hereunder, unless the failure or delay in giving such notice results in a bar or forfeiture of the right or privilege to contest, protest or appeal the Tax Claim.

In such event, Buyer will have no right to indemnification of the Tax Claim. With respect to any Tax Claim relating to a Pre-Closing Tax Period, the Sellers may assume and control all proceedings taken in connection with such Tax Claim; provided, however, the Sellers shall consult with Buyer in the negotiation and settlement of any such Tax Claim and Sellers shall not, without the written consent of Buyer, settle or compromise any Tax Claim in a manner that would reasonably be expected to have a Material Adverse Effect on any Tax period of Company ending after the Closing Date. All other Tax Claims with respect to Company shall be controlled by Buyer; provided, however, Buyer shall consult with the Sellers in the negotiation and settlement of any post-Closing Tax period (including any Straddle Period) Tax Claim and Buyer shall not, without the written consent of the Sellers, which consent shall not be unreasonably withheld, settle or compromise any such Tax Claim in a manner that could have any material impact on the Sellers’ indemnification obligations hereunder.
§10.    Termination.
(a)     Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:
(i)     Buyer and the Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;
(ii)     Buyer may terminate this Agreement by giving written notice to Sellers at any time prior to the Closing (A) in the event any of Sellers has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Sellers of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach or (B) if the Closing shall not have occurred on or before January 31, 2017 by reason of the failure of any condition precedent under §7(a) hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and
(iii)     Sellers may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (A) in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, any Seller has notified Buyer of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach or (B) if the Closing shall not have occurred on or before January 31, 2017, by reason of the failure of any condition precedent under §7(b) hereof (unless the failure results primarily from any Seller breaching any representation, warranty, or covenant contained in this Agreement).
(b)     Effect of Termination. If any Party terminates this Agreement pursuant to §10(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).
§11.    Miscellaneous.
(a)     Nature of Sellers’ Obligations.

(i)     The covenants of each Seller in §2(a) above concerning the sale of his, her, or its Company Shares to Buyer and the representations and warranties of each Seller in §3(a) above concerning the transaction are individual, and not joint and several, obligations. This means that the particular Seller making the representation, warranty, or covenant shall be solely responsible to the extent provided in §8(b)(ii) above for any Adverse Consequences Buyer may suffer as a result of any breach thereof.
(ii)     The remainder of the representations, warranties, and covenants in this Agreement are joint and several obligations. This means that each Seller shall be responsible to the extent provided in §8(b)(i) and (iii) above for the entirety of any Adverse Consequences Buyer may suffer as a result of any breach thereof.
(b)     Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of Buyer and Sellers; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).
(c)     No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.
(d)     Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.
(e)     Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his, her, or its rights, interests, or obligations hereunder without the prior written approval of Buyer and Sellers; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).
(f)     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail, PDF or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
(g)     Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
(h)     Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one (1) business day after being sent to the recipient by electronic mail, with receipt confirmed, or (iv) four (4) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Sellers (or Company prior to Closing): University Title Company 1021 University Drive East College Station, TX 77840 Attn: Karen C. McCarroll Tel: (979) 260-9818 Email: karen.mccarroll@utitle.com	Copy to: Hoelscher Lipsey Elmore & Poole, P.C. 1021 University Dr E College Station, TX 77840 Attn: Cully Lipsey Tel: (979) 314-1172 Email: cully@hle.com
If to Buyer (or Company after Closing):
Investors Title Management Services, Inc.
c/o Investors Title Company
121 N. Columbia St
Chapel Hill, NC 27514
Attn.: Michael Aiken
Tel.:(919) 945-2549
Email:Maiken@invtitle.com

Copy to: Kilpatrick Townsend & Stockton LLP 1100 Peachtree Street NE, Suite 2800 Atlanta, GA 30309 Attn.: David M. Eaton Tel.: (404) 815-6500 Email: DEaton@KilpatrickTownsend.com
Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.
(i)     Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.
(j)     Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Sellers. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant.
(k)     Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
(l)     Expenses. Buyer, Company and each Seller shall bear his, her or its own costs and expenses (including legal, accounting, financial advisory and other third party advisory or consulting fees and expenses and all other costs and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that Sellers shall also bear the Transaction Expenses in the event that the transactions contemplated by this Agreement are consummated.

(m)     Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or non-U.S. statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.
(n)     Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.
(o)     Specific Performance. Each Party acknowledges and agrees that the other Parties would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a Party shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled, at law or in equity. In particular, the Parties acknowledge that the business of Company is unique and recognize and affirm that in the event Sellers breach this Agreement, money damages would be inadequate and Buyer would have no adequate remedy at law, so that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other Parties’ obligations hereunder not only by action for damages but also by action for specific performance, injunctive, and/or other equitable relief.
(p)     Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Austin, Texas in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in §11(h) above in the manner provided for the giving of notices in §11(h) above. Nothing in this §11(p), however, shall affect the right of any Party to serve legal process in any other manner permitted by law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.
* * * * *

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BUYER:

National Investors Holdings, LLC

By: Investors Title Management Services, Inc., its Manager

By:/s/ W. Morris Fine
Name: W. Morris Fine
Title: President

COMPANY:

University Title Company

By:/s/ Celia Goode-Haddock
Name: Celia Goode-Haddock
Title: Chairman/CEO

SELLERS:

/s/ Celia Goode-Haddock
Celia Goode-Haddock

/s/ Karen C. McCarroll
Karen C. McCarroll

/s/ William C. Lipsey
William C. Lipsey